Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2007 (which report contains an explanatory paragraph relating to the allocation of certain income and expenses), relating to the consolidated balance sheets of Hughes Network Systems, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2006 and for the period from April 23, 2005 to December 31, 2005, and the combined consolidated statements of operations, changes in equity, and cash flows of Hughes Network Systems for the period from January 1, 2005 to April 22, 2005, and the year ended December 31, 2004, and the related financial statement schedule appearing as an Exhibit to the Annual Report on Form 10-K of Hughes Communications, Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Baltimore, Maryland
August 8, 2007